EXHIBIT 99.1

News

For Immediate Release

Contact:	Bernard J. Kilkelly
Vice President, Investor Relations
Phone:	212-303-4349
E-mail:	bernie-kilkelly@dlfi.com
Delphi Financial Reports Fourth Quarter and Full Year 2009 Earnings
Wilmington, Delaware — February 11, 2010 — Delphi Financial Group, Inc. (NYSE: DFG) announced today that its operating earnings (1) in the fourth quarter of 2009 were $47.7 million or $0.86 per share, compared to $17.0 million or $0.35 per share in the fourth quarter of 2008. Operating earnings for the full year 2009 were $195.0 million or $3.76 per share, compared to $94.4 million or $1.93 per share in the full year 2008. Annualized operating return on beginning equity (2) in the fourth quarter 2009 was 14.3% compared to 7.6% in the fourth quarter of 2008.
Delphi’s net income in the fourth quarter of 2009 was $16.8 million or $0.30 per share, compared to a net loss in the fourth quarter of 2008 of $(1.5) million or $(0.03) per share. Net income in the fourth quarter of 2009 included after-tax realized investment losses of $(30.9) million or $(0.56) per share, including other-than-temporary impairments (“OTTI”) of $(32.6) million or $(0.59) per share. Net loss in the fourth quarter of 2008 included after-tax realized investment losses of $(18.5) million or $(0.38) per share, including OTTI of $(17.0) million or $(0.35) per share.
For the full year 2009, Delphi’s net income was $99.1 million or $1.91 per share, compared to net income of $36.7 million or $0.75 per share for the full year 2008. Net income for the full year 2009 included after-tax realized investment losses of $(95.9) million or $(1.85) per share, including OTTI of $(94.1) million or $(1.82) per share. Net income for the full year 2008 included after-tax realized investment losses of $(57.3) million or $(1.17) per share, including OTTI of $(51.1) million or $(1.04) per share, and an after-tax loss of $(0.4) million or $(0.01) per share from the redemption of junior subordinated deferrable interest debentures.
Robert Rosenkranz, Chairman and Chief Executive Officer, commented, “In 2009, Delphi recovered strongly from the stresses of 2008. We ended the year with all-time high levels of book value and book value per share. Operating earnings for the year were also an all-time high, and have grown at 12.7 percent compounded over the past five years. Core group employee benefit premiums were $1.3 billion, modestly up from 2008. Since these premiums are payroll related, we consider this satisfactory, and reflective of the ongoing pricing and underwriting discipline at both Reliance Standard and Safety National.”
Mr. Rosenkranz continued, “Investment income was $318 million in 2009, up from $135 million in 2008. We took advantage of market dislocations for fixed income securities and benefited from strong performance in our alternative asset portfolio. The improvement in the financial markets during the year also helped to strongly boost the mark-to-market value of our portfolio. We ended the year with fully

Delphi Financial Reports Fourth Quarter and Full Year 2009 Earnings
diluted book value per share up 43 percent. At our insurance subsidiaries, we expect the statutory risk-based capital ratios at the end of 2009, as compared to 2008 year-end levels, to be up modestly at Safety National and significantly at Reliance Standard. During the fourth quarter, we made no capital contributions to our insurance subsidiaries and at 2009 year-end, our holding company financial resources were at a comfortable $84 million. We continued to enhance our financial flexibility in January by issuing $250 million in 10-year senior unsecured notes, which enabled us to repay all of our outstanding short-term borrowings on our $350 million revolving bank facility.”
Delphi’s core group employee benefit premiums in the fourth quarter of 2009 were $332.8 million compared to $341.0 million in the prior year quarter. Delphi’s core group employee benefit production in the fourth quarter of 2009 was $94.5 million compared to $104.3 million in the prior year quarter. Delphi’s group employee benefit combined ratio in the fourth quarter of 2009 was 93.2%, unchanged from the fourth quarter of 2008. For the full year 2009, the combined ratio in group employee benefits insurance was 93.3%, compared with 92.2% in 2008. The loss ratio for the group employee benefits segment declined in the fourth quarter of 2009 to 67.3% from 70.1% for the fourth quarter of 2008 and 69.5% for full-year 2008.
Delphi’s asset accumulation segment, which is primarily focused on individual fixed annuities, had new sales of $16.4 million in the fourth quarter of 2009, compared to $49.3 million in last year’s fourth quarter. New annuity sales for the full year 2009 were $248.6 million, up from $245.1 million for the full year 2008. Funds under management in this segment at December 31, 2009 rose to $1.4 billion from $1.3 billion at December 31, 2008.
Delphi’s net investment income in the fourth quarter of 2009 was $74.6 million compared to $22.4 million in the prior year quarter. Invested assets at December 31, 2009 increased to $5.7 billion from $4.7 billion at December 31, 2008. The tax equivalent yield on the Company’s investment portfolio in the fourth quarter of 2009 was 5.7%, compared to 2.3% in the fourth quarter of 2008. Diluted book value per share was $24.42 at December 31, 2009, compared with $17.05 at December 31, 2008.
Mr. Rosenkranz added, “We will be furnishing guidance on our conference call regarding our expectations for operating earnings in 2010. While we expect the environment to remain challenging due to continued low interest rates, tightened credit spreads, and high unemployment levels, we continue to be optimistic about the growth prospects of our insurance businesses and our ability to capitalize on our leadership positions in our attractive niche markets.”
Conference Call
On February 12, 2010 11:00 AM (Eastern time), Delphi will broadcast the Company’s fourth quarter 2009 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi’s website for one week beginning at approximately 1:00 PM (Eastern time) on February 12, 2010. Investors can also download Delphi’s fourth quarter 2009 statistical supplement from the Company’s website at www.delphifin.com.

Delphi Financial Reports Fourth Quarter and Full Year 2009 Earnings
In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-look ing statements in the foregoing discussion, such as earnings per share guidance, and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment,” “outlook,” “effort,” “attempt,” “achieve,” “project,” or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, changes in accounting rules or interpretation, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi’s business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi’s investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-look ing statements made by, or on behalf of, Delphi. Forward-looking statements contained in the foregoing discussion are made as of the date of this press release and Delphi disclaims any obligation to update these or any other forward-looking statements.
Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, large casualty programs including large deductible workers’ compensation, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.
(1)	Operating earnings, which is a non-GAAP financial measure, consist of income from continuing operations excluding after-tax realized investment gains and losses, and the loss on redemption of junior subordinated deferrable interest debentures, as applicable. The Company believes that because realized investment gains and losses, redemptions of junior subordinated deferrable interest debentures and discontinued operations arise from events that, to a significant extent, are within management’s discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impacts is useful in analyzing the Company’s operating trends. Investment gains or losses may be realized based on management’s decision to dispose of an investment, and investment losses may be realized based on management’s judgment that a decline in the market value of an investment is other than temporary. Redemptions of junior subordinated deferrable interest debentures occur based on management’s decision to exercise its ability to redeem the outstanding debentures. Discontinued operations occur based on management’s decision to exit or sell a particular business. Thus, realized investment gains and losses, losses on redemptions of junior subordinated deferrable interest debentures and results from discontinued operations are not reflective of the Company’s ongoing earnings capacity, and trends in the earnings of the Company’s underlying insurance operations can be more clearly identified without the effects of these items. For these reasons, management uses the measure of operating earnings to assess performance, including, in certain cases, in connection with the performance goals under its incentive compensation plans, and to make operating plans and decisions. The Company believes that analysts and investors typically utilize measures of this type as one element of their evaluations of the financial performance of insurers. However, gains and losses of

Delphi Financial Reports Fourth Quarter and Full Year 2009 Earnings
these types, particularly as to investments, occur regularly and should not be considered as non-recurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company’s overall financial performance and may not be calculated in the same manner as similarly titled measures utilized by other companies. For reconciliations of the respective operating earnings amounts to the corresponding net income amounts for the indicated periods, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows. All per share amounts are on a diluted basis.

(2)	Annualized operating return on beginning equity, which is a non-GAAP financial measure, is based on operating earnings, as defined in the preceding footnote (1) (rather than the most directly comparable GAAP measure, net income), divided by beginning shareholders’ equity. For the reasons that the Company believes that the calculation of this non- GAAP measure based upon operating earnings is useful, see such footnote. For reconciliations of the respective annualized operating return on equity amounts to the corresponding annualized net income return on equity amounts for the indicated periods, see the table captioned “Non-GAAP Financial Measures — Reconciliation to GAAP” which follows.

DELPHI FINANCIAL GROUP, INC.
Non-GAAP Financial Measures
Reconciliation to GAAP
(Unaudited; in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Income Statement Data

Operating earnings	$47,739	$17,000	$195,007	$94,387
Net realized investment losses (A)	(30,949)	(18,526)	(95,903)	(57,315)
Loss on redemption of junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries (B)	—	—	—	(389)

Net income (loss) (GAAP measure)	$16,790	$(1,526)	$99,104	$36,683

Diluted results per share of common stock:
Operating earnings	$0.86	$0.35	$3.76	$1.93
Net realized investment losses (A)	(0.56)	(0.38)	(1.85)	(1.17)
Loss on redemption of junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries (B)	—	—	—	(0.01)

Net income (loss) (GAAP measure)	$0.30	$(0.03)	$1.91	$0.75

Annualized operating return on beginning shareholders’ equity	14.3%	7.6%	23.8%	8.3%

Annualized net income return on beginning shareholders’ equity (GAAP measure)	5.0%	-0.7%	12.1%	3.2%

(A)	Net of an income tax benefit of $16.7 million, $10.0 million, $51.6 million and $30.9 million, or $0.30 per diluted share, $0.21 per diluted share, $1.00 per diluted share and $0.63 per diluted share for the three months ended 12/31/2009 and 12/31/2008, and the full year ended 12/31/2009 and 12/31/2008, respectively. The tax effect is calculated using the Company’s statutory tax rate of 35%.

(B)	Net of an income tax benefit of $0.2 million or $0.00 per diluted share for the year ended 12/31/2008. The tax effect is calculated using the Company’s statutory tax rate of 35%.
Please see footnotes 1 and 2 of the press release to which this table is attached for important information regarding these non-GAAP financial measures.

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Revenue:
Premium and fee income	$348,265	$356,798	$1,401,041	$1,384,890
Net investment income	74,627	22,356	318,187	134,850
Net realized investment losses:
Total other than temporary impairment losses	(43,184)	(26,147)	(180,191)	(78,626)
Portion of other than temporary impairment losses recognized in other comprehensive income	(6,987)	—	35,480	—

Net impairment losses recognized in earnings	(50,171)	(26,147)	(144,711)	(78,626)
Other net realized investment gains (losses)	2,557	(2,355)	(2,832)	(9,551)

	(47,614)	(28,502)	(147,543)	(88,177)
Loss on redemption of junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries	—	—	—	(598)

	375,278	350,652	1,571,685	1,430,965

Benefits and expenses:
Benefits, claims and interest credited to policyholders	242,441	258,544	990,802	989,253
Commissions and expenses	108,987	93,271	434,063	377,671

	351,428	351,815	1,424,865	1,366,924

Operating income (loss)	23,850	(1,163)	146,820	64,041

Interest expense:
Corporate debt	3,818	4,761	15,485	17,701
Junior subordinated debentures	3,240	3,240	12,968	12,966
Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries	—	—	—	934
Income tax expense (benefit)	2	(7,638)	19,263	(4,243)

Net income (loss)	$16,790	$(1,526)	$99,104	$36,683

Basic results per share of common stock:
Net income (loss)	$0.31	$(0 .03)	$1.92	$0.76

Weighted average shares outstanding	54,960	47,975	51,532	48,278

Diluted results per share of common stock:
Net income (loss)	$0.30	$(0 .03)	$1.91	$0.75

Weighted average shares outstanding	55,385	47,975	51,811	48,963

Dividends paid per share of common stock	$0.10	$0.10	$0.40	$0.39

DELPHI FINANCIAL GROUP, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	12/31/2009	12/31/2008
Assets:
Investments:
Fixed maturity securities, available for sale	$4,875,681	$3,773,382
Short-term investments	406,782	401,620
Other investments	466,855	479,921

	5,749,318	4,654,923

Cash	65,464	63,837
Cost of business acquired	250,311	264,777
Reinsurance receivables	355,030	376,731
Goodwill	93,929	93,929
Other assets	293,835	409,103
Assets held in separate account	113,488	90,573

Total assets	$6,921,375	$5,953,873

Liabilities and Equity:
Policy liabilities and accruals	$2,803,189	$2,574,050
Policyholder account balances	1,454,114	1,356,932
Corporate debt	365,750	350,750
Junior subordinated debentures	175,000	175,000
Other liabilities and policyholder funds	647,269	581,954
Liabilities related to separate account	113,488	90,573

Total liabilities	5,558,810	5,129,259

Equity:
Class A Common Stock	560	489
Class B Common Stock	60	60
Additional paid-in capital	661,895	522,596
Accumulated other comprehensive loss	(33,956)	(351,710)
Retained earnings	927,706	846,390
Treasury stock, at cost	(197,246)	(197,246)

Total shareholders’ equity	1,359,019	820,579
Noncontrolling interest	3,546	4,035

Total equity	1,362,565	824,614

Total liabilities and equity	$6,921,375	$5,953,873

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Twelve Months Ended
	12/31/2009	12/31/2008
Operating activities:
Net income	$99,104	$36,683
Adjustments to reconcile net income to net cash provided by operating activities:
Change in policy liabilities and policyholder accounts	234,615	233,116
Net change in reinsurance receivables and payables	18,513	30,746
Amortization, principally the cost of business acquired and investments	53,914	63,438
Deferred costs of business acquired	(123,152)	(124,529)
Net realized losses on investments	147,543	88,177
Net change in federal income tax liability	(11,347)	(68,689)
Other	41,357	137,390

Net cash provided by operating activities	460,547	396,332

Investing activities:
Purchases of investments and loans made	(1,859,365)	(1,474,661)
Sales of investments and receipts from repayment of loans	1,014,200	537,328
Maturities of investments	159,525	336,417
Net change in short-term investments	(5,162)	(115,587)
Change in deposit in separate account	4,845	12,429

Net cash used by investing activities	(685,957)	(704,074)

Financing activities:
Deposits to policyholder accounts	267,499	388,419
Withdrawals from policyholder accounts	(162,494)	(120,984)
Borrowings under revolving credit facility	17,000	139,000
Principal payments under revolving credit facility	(2,000)	(6,000)
Redemption of junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries	—	(20,619)
Proceeds from issuance of common stock	120,696	—
Acquisition of treasury stock	—	(42,729)
Cash dividends paid on common stock	(20,160)	(18,409)
Other financing activities	6,496	1,661

Net cash provided by financing activities	227,037	320,339

Increase in cash	1,627	12,597
Cash at beginning of period	63,837	51,240

Cash at end of period	$65,464	$63,837